AMENDMENT NO. 1 TO DEPOSIT AGREEMENT This Amendment No. 1 to Deposit Agreement (this "Amendment"), effective as April 19, 2024, is entered into by and between Argo Group International Holdings, Inc., a Delaware corporation (formerly known as Argo Group International Holdings, Ltd., an exempted company organized under the laws of Bermuda) (the "Company"), and Equiniti Trust Company, LLC, a New York limited liability trust company (formerly known as American Stock Transfer & Trust Company, LLC, a New York limited liability trust company) (the "Depositary") (each, a "Party" and collectively, the "Parties"). RECITALS WHEREAS, the Company and the Depositary entered into that certain Deposit Agreement, dated as of July 9, 2020 (the "Agreement"); WHEREAS, the Parties desire to amend the Agreement in accordance with the terms and conditions of this Amendment to update their respective entity names and modify certain terms of the Agreement; and WHEREAS, pursuant to Section 6.1 of the Agreement, the Agreement may be amended by agreement between the Company and the Depositary without the consent of holders of Receipts in any respect which they may deem necessary or desirable; provided, however, that no such amendment which shall materially and adversely alter the rights of the holders of Receipts shall be effective unless such amendment shall have been approved by the holders of Receipts representing in the aggregate the amount of Receipts then outstanding necessary to approve any amendment that would alter or abrogate the special rights of the Stock. NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended as follows: 1. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Agreement. 2. Section 1.1 of the Agreement is hereby amended as follows: "Company" shall mean Argo Group International Holdings, Inc., a Delaware corporation, and its successors. "Depository" shall mean Equiniti Trust Company, LLC, a New York limited liability trust company, and any successor as Depositary hereunder. "Depositary's Office" shall mean the principal office of the Depositary, at which at any particular time its depositary receipt business in respect of matters governed by this Deposit Agreement shall be administered, which at the date of this Deposit Agreement is located at 48 Wall Street, 22nd Floor, New York, New York 10005. "Stock" shall mean shares of the Company's 7.00% Resettable Fixed Rate Preferred Stock, Series A, $1.00 par value per share, $25,000 liquidation preference per share, designated and described in the Certificate of Designations. 3. Any and all references to "Argo Group International Holdings, Ltd." are hereby amended and restated as "Argo Group International Holdings, Inc.". 1

4. Any and all references to "American Stock Transfer & Trust Company, LLC" are hereby amended and restated as "Equiniti Trust Company, LLC". 5. Any and all references to "the Company's Amended and Restated Memorandum of Association, as amended" are hereby amended and restated as "the Company's Certificate of Incorporation, as amended". 6. Section 7.4 of the Agreement is hereby amended and restated in its entirety as follows: Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, overnight delivery or by electronic mail, confirmed by letter, addressed to the Company at: Argo Group International Holdings, Inc. P.O. Box 469011 San Antonio, TX 78246 Attention: General Counsel or at any other addresses of which the Company shall have notified the Depositary in writing. Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, overnight delivery or by electronic mail, confirmed by letter, addressed to the Depositary at the Depositary's Office at: Equiniti Trust Company, LLC 48 Wall Street, 22nd Floor New York, NY 10005 Attention: Relationship Management or at any other address of which the Depositary shall have notified the Company in writing. Except as otherwise provided herein, any and all notices to be given to any record holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or facsimile transmission confirmed by letter, addressed to such record holder at the address of such record holder as it appears on the books of the Depositary, or if such holder shall have timely filed with the Depositary a written request that notices intended for such holder be mailed to some other address, at the address designated in such request. Delivery of a notice sent by mail or by facsimile transmission as provided in the previous sentence shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile transmission) is deposited, postage prepaid, in a post office letter box. The Depositary or the Company may, however, act upon any facsimile transmission received by it from the other or from any holder of a Receipt, notwithstanding that such facsimile transmission shall not subsequently be confirmed by letter or as aforesaid. Notwithstanding anything to the contrary in this Deposit Agreement, if Depositary Shares are held in book-entry form through DTC, any notices to holders of Receipts may be given to such 2 holders in any manner permitted by DTC. 7. Exhibit A of the Agreement is hereby amended and restated in the form attached hereto as Exhibit A. 8. Exhibit B of the Agreement is hereby amended and restated in the form attached hereto as Exhibit B. 9. Except as modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect and are hereby in all respects ratified and affirmed. All references in the Agreement to the "Deposit Agreement" shall be deemed to refer to the Agreement as amended by this Amendment. 10. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. An executed facsimile or electronic .pdf counterpart of this Amendment shall be deemed to be an original for all purposes. 11. This Amendment shall be governed by and interpreted in accordance with the laws of the State of New York (without regard to conflict of laws principles), all rights and remedies being governed by such laws. 12. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment which are valid, enforceable and legal. [SIGNATURE PAGE FOLLOWS] 3

IN WITNESS WHEREOF, the Company and the Depository have duly executed this Amendment to the Deposit Agreement as of the day and year first set forth above, and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof. ARGO GROUP INTERNATIONAL HOLDINGS, INC. By: /s/ Michael Tiliakos Name: Michael Tiliakos Title: General Counsel & Secretary EQUINITI TRUST COMPANY, LLC By: /s/ Adam E. Burke Name: Adam E. Burke Title: EVP, Chief Customer Officer {Signature Page to Amendment No. 1 to Deposit Agreement]

EXHIBIT A Receipt

[FORM OF FACE OF RECEIPT] THE DEPOSITARY SHARES REPRESENTED BY THIS RECEIPT ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. UNLESS THIS RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ARGO GROUP INTERNATIONAL HOLDINGS, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. DEPOSITARY SHARES [●] DEPOSITARY RECEIPT FOR DEPOSITARY SHARES EACH REPRESENTING 1/1,000TH OF ONE SHARE OF 7.00% RESETTABLE FIXED RATE PREFERRED STOCK, SERIES A OF ARGO GROUP INTERNATIONAL HOLDINGS, INC. A DELAWARE CORPORATION CUSIP 040128 209 SEE REVERSE FOR CERTAIN DEFINITIONS Equiniti Trust Company, LLC, a limited liability company formed under the laws of the State of New York, as Depositary (the “Depositary”), hereby certifies that Cede & Co. is the registered owner of [●] ([●]) DEPOSITARY SHARES (“Depositary Shares”), each Depositary Share representing 1/1,000th of one share of 7.00% Resettable Fixed Rate Preferred Stock, Series A, $1.00 par value per share, liquidation preference $25,000 per share (the “Stock”), of Argo Group International Holdings, Inc., a Delaware corporation (the “Company”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement, dated as of July 9, 2020, as amended (the “Deposit Agreement”), by and among the Company, the Depositary and the holders from time to time of the Depositary Receipts. By accepting this Depositary Receipt, the holder hereof becomes a A-1 party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Depositary Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer. This Depositary Receipt is transferable in New York, New York. Dated: [●], 2020 Equiniti Trust Company, LLC, Depositary By: Authorized Officer A-2

[FORM OF REVERSE OF RECEIPT] ARGO GROUP INTERNATIONAL HOLDINGS, INC. ARGO GROUP INTERNATIONAL HOLDINGS, INC. WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF A RECEIPT WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT, AS AMENDED, AND A COPY OR SUMMARY OF THE CERTIFICATE OF DESIGNATIONS ESTABLISHING THE 7.00% RESETTABLE FIXED RATE PREFERRED STOCK, SERIES A, OF ARGO GROUP INTERNATIONAL HOLDINGS, INC. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE OF THIS RECEIPT. The Company will furnish without charge to each holder of a receipt who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Company, and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Company or to the Registrar. EXPLANATION OF ABBREVIATIONS The following abbreviations when used in the form of ownership on the face of this certificate shall be construed as though they were written out in full according to applicable laws or regulations. Abbreviations in addition to those appearing below may be used. Abbreviation Equivalent Phrase Abbreviation Equivalent Phrase JT TEN As joint tenants, with right of survivorship and not as tenants in common TEN BY ENT As tenants by the entireties TEN IN COM As tenants in common UNIF GIFT MIN ACT Uniform Gifts to Minors Act Abbreviation Equivalent Abbreviation Equivalent Word Abbreviation Equivalent Word Word ADM Administrator(s), Administratrix EX Executor(s), Executrix PAR Paragraph AGMT Agreement FBO For the benefit of PL Public Law ART Article FDN Foundation TR (As) trustee(s), for, of CH Chapter GDN Guardian(s) U Under CUST Custodian for GDNSHP Guardianship UA Under agreement DEC Declaration MIN Minor(s) UW Under will of, Of will of, Under last will & testament EST Estate, of Estate of

A-3

ASSIGNMENT For value received, hereby sell(s), assign(s) and transfer(s) unto Name: SSN/EIN: Address: Depositary Shares represented by the within Receipt, and do(es) hereby irrevocably constitute and appoint Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises. Dated: NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatsoever. SIGNATURE GUARANTEED NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended. A-4

EXHIBITB Certificate of Designations

TERMS, RIGHTS, RESTRICTIONS AND QUALIFICATIONS OF 7.00% RESETTABLE FIXED RATE PREFERRED STOCK, SERIES A OF ARGO GROUP INTERNATIONAL HOLDINGS, INC. Section 1. Designation. The distinctive serial designation of the Series A Preferred Stock is “7.00% Resettable Fixed Rate Preferred Stock, Series A.” Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock, except as to issue price, the date of issuance and the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) herein. Section 2. Number and Shares of Stock. The authorized number of shares of Series A Preferred Stock shall initially be 6,000. The Corporation may from time to time elect to issue additional Series A Preferred Stock, and all the additional shares so issued shall be a part of, and form a single series with, the Series A Preferred Stock initially authorized hereby. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall have the status of authorized but unissued shares of the Corporation, without designation as to class or series. Section 3. Definitions. As used herein with respect to the Series A Preferred Stock: (a) “additional amounts” has the meaning specified in Section 5(a). (b) “Applicable Supervisor” means the BMA, or, should the BMA no longer have jurisdiction or responsibility to regulate the Corporation or the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations. (c) “Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Corporation or the Insurance Group, and which shall initially mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Corporation or the Insurance Group. (d) “Argo Re” means Argo Re Ltd., a Bermuda exempted company limited by shares and licensed as a Class 4 insurer pursuant to the Bermuda Insurance Act 1978 and its related regulations, as amended. (e) “Bermuda Business Day” means any day other than a day on which commercial banks in Bermuda are authorized or obligated by law, executive order or regulation to close. (f) “BMA” means the Bermuda Monetary Authority. (g) “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close. (h) “Calculation Agent” means the calculation agent appointed by the Corporation prior to the First Reset Date, which may be a person or entity affiliated with the Corporation. (i) “Capital Adequacy Regulations” means the solvency margin, capital adequacy regulations or any other regulatory capital rules applicable to the Corporation from time to time on an individual or group basis pursuant to Bermuda law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then-applicable capital adequacy regulations).

(j) “Capital Disqualification Event” means that the Series A Preferred Stock does not qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level, of the Corporation or any subsidiary thereof, where capital is subdivided into tiers, as at least Tier 2 capital securities, under then-applicable Capital Adequacy Regulations imposed upon the Corporation by the Applicable Supervisor, which would include, without limitation, the Corporation’s Enhanced Capital Requirement, except as a result of any applicable limitation on the amount of such capital. (k) “Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as may be amended from time to time. (l) “Certificate of Incorporation” means the certificate of incorporation of the Corporation, as it may be amended from time to time. (m) “Change in Tax Law” has the meaning specified in Section 7(e). (n) “Code” means the Internal Revenue Code of 1986, as amended. (o) “Common Stock” means the Common Stock, par value US$1.00 per share, of the Corporation. (p) “Companies Act” means the Companies Act 1981 of Bermuda, as amended. (q) “Corporation” means Argo Group International Holdings, Inc., a Delaware corporation. (r) “DGCL” means the Delaware General Corporation Law, as amended from time to time. (s) “Dividend Payment Date” has the meaning specified in Section 4(a). (t) “Dividend Period” has the meaning specified in Section 4(a). (u) “Dividend Rate” means (i) from and including the Issue Date, to but excluding the First Reset Date, an amount equal to 7.00% of the Liquidation Preference per annum and (ii) from and including the First Reset Date, during each Reset Period, an amount equal to the Five-Year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date plus 6.712% of the Liquidation Preference per annum. (v) “Dividend Record Date” has the meaning specified in Section 4(a). (w) “DTC” means The Depository Trust Company, together with its successors and assigns. (x) “Enhanced Capital Requirement” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Insurance Act or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements or any other requirement to maintain assets applicable to the Corporation or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations. (y) “First Reset Date” means September 15, 2025. (z) “Five-Year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable: (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the average of the yields to maturity for the five Business Days immediately prior to such Reset Dividend Determination Date for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the average of the yields to maturity for the five Business Days immediately prior to such Reset Dividend Determination Date for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15 under the caption “Treasury constant maturities.” The Five-Year U.S. Treasury Rate will be determined by the Calculation Agent on the applicable Reset Dividend Determination Date. If the Five-Year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-Year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date. (aa) “Group Rules” means the Group Solvency Standards, together with the Group Supervision Rules. (bb) “Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time. (cc) “Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time. (dd) “Insurance Act” means the Bermuda Insurance Act 1978, as amended from time to time. (ee) “Insurance Group” means all of the subsidiaries of the Corporation that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations. (ff) “Issue Date” means July 9, 2020, the initial date of issuance of the Series A Preferred Stock. (gg) “Junior Stock” means any class or series of shares of the Corporation that ranks junior to the Series A Preferred Stock either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Corporation. As of the Issue Date, the Corporation’s Junior Stock outstanding consists solely of its Common Stock. (hh) “Liquidation Preference” has the meaning specified in Section 6(b). (ii) “Nonpayment Event” has the meaning specified in Section 9(b). (jj) “Parity Stock” means any class or series of shares of the Corporation that ranks equally with the Series A Preferred Stock as to the payment of dividends and as to the distribution of assets on any liquidation, dissolution or winding-up of the Corporation. As of the Issue Date, there are no shares of Parity Stock of the Corporation outstanding. (kk) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock. (ll) “Preferred Stock Directors” has the meaning specified in Section 9(b). (mm) “Rating Agency” means a nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the U.S. Securities Exchange Act of 1934, as amended, that publishes a rating for the Corporation. (nn) “Rating Agency Event” has the meaning specified in Section 7(f). (oo) “Redemption Date” means any date fixed for redemption in accordance with Section 7. (pp) “Redemption Requirements” has the meaning specified in Section 7(c). (qq) “Relevant Date” has the meaning specified in Section 5(b)(i). (rr) “Relevant Taxing Jurisdiction” has the meaning specified in Section 7(e).

(ss) “Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, will not be adjusted for Business Days. (tt) “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period. (uu) “Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date. (vv) “Senior Stock” means any class or series of shares of the Corporation that ranks senior to the Series A Preferred Stock either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Corporation. As of the Issue Date, there are no shares of Senior Stock of the Corporation outstanding. (ww) “Series A Preferred Stock” means the 7.00% Resettable Fixed Rate Preferred Stock, Series A, US$1.00 par value per share, US$25,000 liquidation preference per share. (xx) “set aside” in the context of any payment, means, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of the funds to be so paid on any class or series of the Corporation’s shares; provided, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set aside” with respect to the Series A Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent. (yy) “Successor Corporation” means an entity formed by a consolidation, merger, amalgamation or other similar transaction involving the Corporation or the entity to which the Corporation conveys, transfers or leases substantially all its properties and assets. (zz) “Tax Event” has the meaning specified in Section 7(e). (aaa) “Voting Preferred Stock” means any other class or series of Preferred Stock ranking equally with the Series A Preferred Stock with respect to dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable. As of the Issue Date, there are no other shares of Voting Preferred Stock of the Corporation outstanding. Section 4. Dividends. (a) Rate and Payment Of Dividends. The holders of shares of Series A Preferred Stock will be entitled to receive, only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of lawfully available funds for the payment of dividends, non-cumulative cash dividends from, and including, the Issue Date, quarterly in arrears, on the 15th day of March, June, September and December of each year (each, a “Dividend Payment Date”), from and including on September 15, 2020; provided that, if any Dividend Payment Date falls on a day that is not a Business Day and also a Bermuda Business Day, such dividend shall instead be payable on (and no additional dividends shall accrue on the amount so payable from such date to) the first Business Day that is also a Bermuda Business Day following such Dividend Payment Date. In the event that the Corporation elects to issue additional shares of Series A Preferred Stock after the Issue Date of the Series A Preferred Stock in accordance with Section 2, dividends on such additional shares of Series A Preferred Stock shall commence on and include the Issue Date or from any other date as the Corporation shall specify at the time such additional shares of Series A Preferred Stock are issued. To the extent declared, dividends shall be payable, with respect to each Dividend Period, in an amount per share of Series A Preferred Stock equal to the Dividend Rate. Dividends payable on the Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months with respect to a full Dividend Period, and on the basis of the actual number of days elapsed during such Dividend Period with respect to a Dividend Period other than a full Dividend Period. Dividends, if so declared, that are payable on Series A Preferred Stock on any Dividend Payment Date shall be payable to holders of record of shares of Series A Preferred Stock as they appear on the books on the register of members of the Corporation at 5:00 p.m. (New York City time) on the applicable record date, which shall be the 15th calendar day before that Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day that is also a Bermuda Business Day. Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Issue Date, provided that, for any shares of Series A Preferred Stock issued after the Issue Date, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and publicly disclose at the time such additional shares are issued) and shall end on, but exclude the next Dividend Payment Date. Dividends payable in respect of a Dividend Period shall be payable in arrears (i.e., on the first Dividend Payment Date after such Dividend Period). Dividends on the Series A Preferred Stock shall be non-cumulative. Accordingly, if the Board of Directors or a duly authorized committee of the Board of Directors does not authorize and declare a dividend on the Series A Preferred Stock for any Dividend Period on or before the Dividend Payment Date for such Dividend Period, in full or otherwise, then such undeclared dividends shall not accumulate and shall not accrue and shall not be payable, and the Corporation shall have no obligation to pay such undeclared dividends for the applicable Dividend Period on the related Dividend Payment Date or at any future time or to pay interest with respect to such dividends, whether or not dividends are declared for any future Dividend Period on Series A Preferred Stock. Holders of Series A Preferred Stock shall not be entitled to any dividends or other distributions, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Preferred Stock as specified in this Section 4 (subject to the other provisions of this Certificate of Designations). (b) Priority of Dividends. So long as any Series A Preferred Stock remain outstanding, unless the full dividend for the last completed Dividend Period on all outstanding Series A Preferred Stock and all outstanding Parity Stock has been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), (i) no dividend shall be declared or paid on the Common Stock or any other Junior Stock or any Parity Stock (except in the case of the Parity Stock, on a pro rata basis with the Series A Preferred Stock as described below), other than a dividend payable solely in Common Stock or other Junior Stock or (solely in the case of Parity Stock) other Parity Stock, as applicable, and (ii) no Common Stock or other Junior Stock or Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (A) as a result of a reclassification of Junior Stock for or into other Junior Stock, or a reclassification of Parity Stock for or into other Parity Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock or the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock, (B) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock or (solely in the case of Parity Stock) other Parity Stock, as applicable, (C) as required by or necessary to fulfill the terms of any employment contract, benefit plan or similar arrangement with or for the benefit of one or more employees, directors or consultants) or (D) in the case of Parity Stock, in accordance with the last paragraph of Section 7(l). When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) on the Series A Preferred Stock and any Parity Stock, all dividends declared by the Board of Directors or a duly authorized committee thereof on the Series A Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared by the Board of Directors or such committee thereof pro rata in accordance with the respective aggregate liquidation preferences of the Series A Preferred Stock and any Parity Stock so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per Series A Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other. (c) Restrictions on Payments of Dividends. Pursuant to and subject to the DGCL, the Corporation may not lawfully declare or pay a dividend if the Corporation has reasonable grounds for believing that the Corporation is, or would after payment of the dividend be, unable to pay its liabilities as they become due, or that the realizable value of the Corporation’s assets would, after payment of the dividend, be less than the aggregate value of the Corporation’s liabilities. Additionally, dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment if the Corporation is, or after giving effect to such act would be, in breach of the Insurance Act, the Companies Act, the Insurance (Eligible Capital) Rules 2012, the Group Solvency Standard, including the Enhanced Capital Requirement, or under such other Applicable Supervisory Regulations or other applicable laws, rules and regulations. Section 5. Payment of Additional Amounts. (a) The Corporation shall make all payments on the Series A Preferred Stock free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Relevant Taxing Jurisdiction, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (i) the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in any Relevant Taxing Jurisdiction). If a withholding or deduction at source is required, the Corporation shall, subject to certain limitations and exceptions described below, pay to the holders of the shares of Series A Preferred Stock such additional amounts (the “additional amounts”) as dividends as may be necessary so that every net payment, after such withholding or deduction (including any such withholding or deduction from such additional amounts), shall be equal to the amounts the Corporation would otherwise have been required to pay had no such withholding or deduction been required. (b) The Corporation shall not be required to pay any additional amounts for or on account of: (i) any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the Relevant Taxing Jurisdiction or any political subdivision thereof or otherwise had some connection with the Relevant Taxing Jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Series A Preferred Stock or any Series A Preferred Stock presented for payment (where presentation is required for payment) more than 30 days after the Relevant Date (except to the extent that the holder would have been entitled to such amounts if it had presented such shares for payment on any day within such 30 day period). The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which the full amount of such moneys having been so received and being available for payment to holders and notice to that effect shall have been duly given to the holders of the Series A Preferred Stock; (ii) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference or of any dividends on the Series A Preferred Stock; (iii) any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Series A Preferred Stock to comply with any reasonable request by the Corporation addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement that is required or imposed by statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge; (iv) any tax, fee, duty, assessment or governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any Treasury regulations or other administrative guidance thereunder); or (v) any combination of items (i), (ii), (iii) and (iv). (c) In addition, the Corporation shall not pay additional amounts with respect to any payment on any such Series A Preferred Stock to any holder that is a fiduciary, partnership, limited liability company or other pass-through entity other than the sole beneficial owner of such Series A Preferred Stock if such payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-through entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the Series A Preferred Stock. Section 6. Liquidation Rights. (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, holders of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to shareholders of the Corporation, after satisfaction of all liabilities and obligations to creditors and Senior Stock of the Corporation (including policyholder obligations of the Corporation’s subsidiaries), if any, but before any distribution of such assets is made to the holders of Common Stock and any other Junior Stock, a liquidating distribution in the amount equal to US$25,000 per share of Series A Preferred Stock, plus declared and unpaid dividends, if any, to the date fixed for distribution. (b) Partial Payment. After payment of the full amount of any distribution described in Section 6(a) above to which holders are entitled, holders of the Series A Preferred Stock will have no right or claim to any of the Corporation’s remaining assets. If in any distribution described in Section 6(a) above, the assets of the Corporation are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series A Preferred Stock and all holders of any Parity Stock, the amounts payable to the holders of Series A Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A Preferred Stock and the holders of all such other Parity Stock, but only to the extent the Corporation has assets available after satisfaction of all liabilities to creditors and holder of Senior Stock. In any such distribution, the “Liquidation Preference” of any holder of Series A Preferred Stock or Parity Stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends, whether or not declared, in the case of any holder of shares on which dividends accrue on a cumulative basis). (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preferred Stock and any holders of Parity Stock, the holders of Junior Stock of the Corporation shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences. (d) Contractual Subordination. The Series A Preferred Stock shall be subordinated in right of payment to all obligations of the Corporation’s subsidiaries, including all existing and future policyholders’ obligations of such subsidiaries. (e) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, the consolidation, amalgamation, merger, arrangement, reincorporation, de-registration, reconstruction, reorganization or other similar transaction involving the Corporation or the sale or transfer of all or substantially all of the shares or the property or business of the Corporation shall not be deemed to constitute a liquidation, dissolution or winding-up. Section 7. Optional Redemption. (a) The shares of Series A Preferred Stock are perpetual and have no fixed maturity date. The shares of Series A Preferred Stock may not be redeemed by the Corporation except as set forth in Section 7(b), (c), (d), (e) and (f) herein. (b) Redemption After First Reset Date. The Corporation may redeem the Series A Preferred Stock, in whole or in part, upon notice given as provided in Section 7(h) herein, from time to time, on or after the First Reset Date, at a redemption price equal to $25,000 per share of Series A Preferred Stock, plus the sum of (i) the amount of declared and unpaid dividends, if any, without interest on such unpaid dividends, and (ii) the amount equal to the portion of the quarterly dividend attributable to the then-current Dividend Period that has not been declared and paid to, but excluding, the Redemption Date. In the event the applicable Redemption Date is not a Business Day, the redemption price will be paid on the next Business Day without any adjustment to the amount of the redemption price paid. (c) Voting Event. The Corporation may redeem the Series A Preferred Stock in whole, but not in part, at any time upon notice given as provided in Section 7(h) herein, if at any time the Corporation notifies the holders of Common Stock of a proposal for an amalgamation or any proposal for any other matter that requires, as a result of any changes in Delaware law after the Issue Date, for its validation or effectuation an affirmative vote of the holders of the Series A Preferred Stock at the time outstanding, whether voting as a separate series or together with any other series of Preferred Stock as a single class, at a redemption price of $26,000 per share of Series A Preferred Stock, plus declared and unpaid dividends, if any, to, but excluding, the Redemption Date, without interest on such unpaid dividends; provided that no such redemption may occur prior to the First Reset Date unless either (1) the Corporation has sufficient funds in order to meet the Enhanced Capital Requirement and the Applicable Supervisor approves of the redemption or (2) the Corporation replaces the capital represented by the Series A Preferred Stock to be redeemed with capital having equal or better capital treatment as the Series A Preferred Stock under the Enhanced Capital Requirement (the conditions described in clauses (1) and (2), the “Redemption Requirements”). (d) Capital Disqualification Event. The Corporation may redeem, in whole, but not in part, all of the Series A Preferred Stock, upon notice given as provided in Section 7(h) herein, at a redemption price equal to US$25,000 per share of Series A Preferred Stock, plus all declared and unpaid dividends, if any, to, but excluding, the Redemption Date, without interest on such unpaid dividends, at any time within 90 days following the occurrence of the date on which the Corporation has reasonably determined that, as a result of (i) any amendment to, or change in, those laws or regulations of the jurisdiction of the Applicable Supervisor that is enacted or becomes effective after the Issue Date, (ii) any proposed amendment to, or change in, those laws or regulations that are announced or becomes effective after the Issue Date or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that are announced after the Issue Date, a Capital Disqualification Event has occurred; provided that no such redemption may occur prior to the First Reset Date unless one of the Redemption Requirements is satisfied. (e) Change in Tax Law. The Corporation may redeem, in whole, but not in part, all of the Series A Preferred Stock, upon notice given as provided in Section 7(h) herein, at a redemption price equal to US$25,000 per share of Series A Preferred Stock, plus declared and unpaid dividends, if any, to, but excluding, the Redemption Date, without interest on such unpaid dividends, if as a result of a Change in Tax Law there is, in the Corporation’s reasonable determination, a substantial probability that the Corporation or any Successor Corporation would become obligated to pay additional amounts on the next succeeding Dividend Payment Date with respect to the Series A Preferred Stock and the payment of those additional amounts could not be avoided by the use of any reasonable measures available to the Corporation or any Successor Corporation (a “Tax Event”); provided that no such redemption may occur prior to the First Reset Date unless one of the Redemption Requirements is satisfied. As used herein, “Change in Tax Law” means (i) a change in or amendment to laws, regulations or rulings of any Relevant Taxing Jurisdiction, (ii) a change in the official application or interpretation of those laws, regulations or rulings, (iii) any execution of or amendment to any treaty affecting taxation to which any Relevant Taxing Jurisdiction is party or (iv) a decision rendered by a court of competent jurisdiction in any Relevant Taxing Jurisdiction, whether or not such decision was rendered with respect to the Corporation, in each case described in clauses (i) - (iv) above, occurring after July 7, 2020; provided that in the case of a Relevant Taxing Jurisdiction other than Bermuda in which a Successor Corporation is organized, such Change in Tax Law must occur after the date on which the Corporation consolidates, merges or amalgamates (or engages in a similar transaction) with the Successor Corporation, or conveys, transfers or leases substantially all of its properties and assets to the Successor Corporation, as applicable. As used herein, “Relevant Taxing Jurisdiction” means (A) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (B) any jurisdiction from or through which the Corporation or its dividend disbursing agent is making payments on the Series A Preferred Stock or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (C) any other jurisdiction in which the Corporation or any Successor Corporation is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax. Prior to any redemption upon a Tax Event, the Corporation shall file with its corporate records and deliver to the transfer agent for the Series A Preferred Stock a certificate signed by one of the Corporation’s officers confirming that a Tax Event has occurred and is continuing (as reasonably determined by the Corporation). The Corporation shall include a copy of this certificate with any notice of such redemption. (f) Rating Agency Event. The Corporation may redeem, in whole, but not in part, all of the Series A Preferred Stock, upon notice given as provided in Section 7(h) herein, at a redemption price equal to US$25,500 per share of Series A Preferred Stock, plus declared and unpaid dividends, if any, to, but excluding, the Redemption Date, without interest on such unpaid dividends, within 90 days after a Rating Agency amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series A Preferred Stock, which amendment, clarification or change results in a Rating Agency Event; provided that no such redemption may occur prior to the First Reset Date one of the Redemption Requirements is satisfied. As used herein, a “Rating Agency Event” occurs if any Rating Agency that then publishes a rating for the Corporation amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series A Preferred Stock, which amendment, clarification, or change results in: (i) the shortening of the length of time the Series A Preferred Stock is assigned a particular level of equity credit by that Rating Agency as compared to the length of time it would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series A Preferred Stock; or (ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Series A Preferred Stock by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series A Preferred Stock. (g) No Sinking Fund. The Series A Preferred Stock shall not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of shares of Series A Preferred Stock shall have no right to require redemption, repurchase or retirement of any shares of Series A Preferred Stock. (h) Procedures for Redemption. The redemption price for any shares of Series A Preferred Stock shall be payable on the Redemption Date to the holders of such shares against book-entry transfer or surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 herein. Prior to delivering any notice of redemption as provided below, the Corporation shall file with its corporate records a certificate signed by one of the Corporation’s officers affirming the Corporation’s compliance with the redemption provisions under the DGCL relating to the Series A Preferred Stock, and stating that there are reasonable grounds for believing that the Corporation is, and after the redemption will be, able to pay its liabilities as they become due and that the redemption will not cause the Corporation to breach any provision of applicable Delaware law or regulation. The Corporation shall mail a copy of this certificate with the notice of any redemption. (i) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on the share register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if the shares of Series A Preferred Stock or any depositary shares representing interests in the Series A Preferred Stock are issued in book- entry form through DTC or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (i) the Redemption Date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder; (iii) the redemption price; and (iv) that the shares of Series A Preferred Stock should be delivered via book-entry transfer or the place or places where certificates, if any, for such shares of Series A Preferred Stock to be surrendered for payment of the redemption price. (j) Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which Series A Preferred Stock shall be redeemed from time to time. (k) Effectiveness of Redemption. If notice of redemption of any Series A Preferred Stock has been duly given and if on or before the Redemption Date specified in the notice all funds necessary for such redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the Series A Preferred Stock called for redemption, so as to be and continue to be available therefor, then, notwithstanding that shares of Series A Preferred Stock so called for redemption have not been surrendered for cancellation or transferred via book-entry, on and after the Redemption Date, no further dividends shall be declared on all shares of Series A Preferred Stock so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares of Series A Preferred Stock shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. (l) Restrictions on Redemption. Under applicable law, the Corporation may not lawfully redeem Preferred Stock (including the Series A Preferred Stock) at any time if the Corporation has reasonable grounds for believing that the Corporation is or would after the redemption be unable to pay its liabilities as they become due, the realizable value of the Corporation’s assets would thereby be less than the Corporation’s liabilities or that the Corporation is, or would after such payment would be, in breach of the Insurance Act, the Insurance (Eligible Capital) Rules 2012, the Group Solvency Standards, including Enhanced Capital Requirements, or under such other Applicable Supervisory Regulations. Preferred Stock (including the Series A Preferred Stock) may not be redeemed except out of the capital paid up thereon, out of funds of the Corporation that would otherwise be available for dividends or distributions or out of the proceeds of a new issue of shares made for the purpose of the redemption or purchase. The premium, if any, payable on redemption or purchase must be provided for out of funds of the Corporation that would otherwise be available for dividend or distribution or out of the Corporation’s share premium account before the Series A Preferred Stock are redeemed or purchased. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of the Corporation’s assets would thereby be less than the aggregate of the Corporation’s liabilities, issued share capital and share premium accounts. Unless dividends on all issued shares of Series A Preferred Stock and all Parity Stock shall have been declared and paid (or declared and a sum sufficient for the payment thereof set apart for payment) for the latest completed Dividend Period, no shares of Series A Preferred Stock or any Parity Stock may be redeemed, purchased or otherwise acquired by the Corporation unless all issued shares of Series A Preferred Stock and any Parity Stock are redeemed; provided that the Corporation may acquire fewer than all of the issued shares of Series A Preferred Stock or Parity Stock pursuant to a purchase or exchange offer made to all holders of issued shares of Series A Preferred Stock and Parity Stock upon such terms as the Board of Directors in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective classes or series, will determine (which determination will be final and conclusive) will result in fair and equitable treatment among the respective classes or series.

Section 8. Substitution or Variation. (a) At any time following a Tax Event or at any time following a Capital Disqualification Event, the Corporation may, without the consent of any holders of the Series A Preferred Stock, vary the terms of the Series A Preferred Stock such that they remain securities, or exchange the Series A Preferred Stock with new securities, which (i) in the case of a Tax Event, would eliminate the substantial probability that the Corporation or any Successor Corporation would be required to pay any additional amounts with respect to the Series A Preferred Stock as a result of a Change in Tax Law or (ii) in the case of a Capital Disqualification Event, would cause the Series A Preferred Stock to become securities that qualify as at least Tier 2 capital, where capital is subdivided into tiers or its equivalent under then-applicable Capital Adequacy Regulations imposed upon us by the Applicable Supervisor, including the Enhanced Capital Requirement, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level of the Corporation or any subsidiary thereof. In either case, the terms of the varied securities or new securities considered in the aggregate cannot be less favorable to holders than the terms of the Series A Preferred Stock prior to being varied or exchanged; provided that no such variation of terms or securities received in exchange shall change the specified denominations of, dividend payable on, the Redemption Dates (other than any extension of the period during which an optional redemption may not be exercised by the Corporation) or currency of, the Series A Preferred Stock, reduce the liquidation preference thereof, lower the ranking in right of payment with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Series A Preferred Stock, or change the foregoing list of items that may not be so amended as part of such substitution or variation. Further, no such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due (as provided under this Certificate of Designations), but unpaid with respect to such holder’s securities. (b) Prior to any substitution or variation, the Corporation shall be required to (i) receive an opinion of independent legal advisers of recognized standing to the effect that holders and beneficial owners of the Series A Preferred Stock (including as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for United States. federal income tax purposes as a result of such substitution or variation and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such substitution or variation not occurred; and (ii) deliver a certificate signed by two executive officers of the Corporation to the transfer agent for the Series A Preferred Stock confirming that (x) a Capital Disqualification Event or a Tax Event has occurred and is continuing (as reasonably determined by the Corporation) and (y) the terms of the varied or new securities, considered in the aggregate, are not less favorable, including from a financial perspective, to holders and beneficial owners of the Series A Preferred Stock than the terms of the Series A Preferred Stock prior to being varied or exchanged (as reasonably determined by the Corporation). (c) Any substitution or variation of the Series A Preferred Stock described above shall be made after notice is given to the holders of the Series A Preferred Stock not less than 30 days nor more than 60 days prior to the date fixed for substitution or variation, as applicable. Section 9. Voting Rights. (a) General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time as would be required by the Companies Act with respect to preference shares. On any item on which the holders of the Series A Preferred Stock are entitled to vote, such holders shall be entitled to one vote for each share of Series A Preferred Stock held. (b) Right to Elect Two Directors Upon Nonpayment Events. If and whenever dividends in respect of any shares of Series A Preferred Stock shall have not been declared and paid for the equivalent of six or more Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the holders of Series A Preferred Stock, voting together as a single class with the holders of any and all Voting Preferred Stock then outstanding, shall be entitled to vote for the election of a total of two additional members of the Board of Directors (the “Preferred Stock Directors”); provided that it shall be a qualification for election for any such Preferred Stock Director that the election of any such directors shall not cause the Corporation to violate the corporate governance requirements of the U.S. Securities and Exchange Commission or the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or quoted) that listed or quoted companies must have a majority of independent directors. The Corporation shall use its best efforts to increase the number of directors constituting the Board of Directors to the extent necessary to effectuate such right, and, if necessary, to amend the Bylaws. Each Preferred Stock Director shall be added to an already existing class of directors. In the event that the holders of the Series A Preferred Stock, and any such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting, or at any annual meeting of shareholders, and thereafter at the annual meeting of shareholders. At any time when such special voting power has vested in the holders of any of the Series A Preferred Stock and any such other holders of Voting Preferred Stock as described above, the chief executive officer of the Corporation shall, upon the written request of the holders of record of at least 10% of the aggregate liquidation preference of the Series A Preferred Stock and Voting Preferred Stock (taken together as a single class) then outstanding addressed to the secretary of the Corporation, call a special meeting of the holders of the Series A Preferred Stock and Voting Preferred Stock for the purpose of electing directors. Such meeting shall be held at the earliest practicable date in such place as may be designated pursuant to the Bylaws (or if there be no designation, at the Corporation’s principal office). If such meeting shall not be called by the Corporation’s proper officers within 20 days after the Corporation’s secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to the Corporation’s secretary at the Corporation’s principal office, then the holders of record of at least 10% of the aggregate liquidation preference of the Series A Preferred Stock and Voting Preferred Stock (taken together as a single class) then outstanding may designate in writing one such holder to call such meeting at the Corporation’s expense, and such meeting may be called by such holder so designated upon the notice required for annual meetings of shareholders and shall be held at the Corporation’s principal office, unless the Corporation otherwise designates. Notwithstanding the foregoing, no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of shareholders. At any annual or special meeting at which the holders of the Series A Preferred Stock and any such other holders of Voting Preferred Stock shall be entitled to vote, voting together as a single class, for the election of the Preferred Stock Directors following a Nonpayment Event, the presence, in person or by proxy, of the holders of 50% of the aggregate liquidation preference of such Series A Preferred Stock and Voting Preferred Stock (taken together as a single class) shall be required to constitute a quorum of the Series A Preferred Stock and Voting Preferred Stock (taken together as a single class) for the election of any director by the holders of the Series A Preferred Stock and Voting Preferred Stock (taken together as a single class). At any such meeting or adjournment thereof, the absence of a quorum of the Series A Preferred Stock and Voting Preferred Stock shall not prevent the election of directors other than those to be elected by the Series A Preferred Stock and Voting Preferred Stock, voting together as a single class, and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by the Series A Preferred Stock and Voting Preferred Stock, voting together as a single class. The Preferred Stock Directors so elected by the holders of the Series A Preferred Stock and Voting Preferred Stock shall continue in office (i) until their successors, if any, are elected by such holders or (ii) unless required by applicable law to continue in office for a longer period, until termination of the right of the holders of the Series A Preferred Stock and Voting Preferred Stock to vote as a class for directors, if earlier. If and to the extent permitted by applicable law, immediately upon any termination of the right of the holders of the Series A Preferred Stock and Voting Preferred Stock to vote together as a single class for directors as provided herein, the terms of office of the directors then in office so elected by the holders of the Series A Preferred Stock and Voting Preferred Stock shall terminate. When dividends have been paid in full on the Series A Preferred Stock for at least four consecutive Dividend Periods after a Nonpayment Event, then the holders of the Series A Preferred Stock shall be divested of the right to elect the Preferred Stock Directors (subject to revesting of such voting rights in the event of each subsequent Nonpayment Event pursuant to this Section 9) and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero, and if and when the rights of holders of Voting Preferred Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly. For purposes of determining whether dividends have been paid for four consecutive Dividend Periods following a Nonpayment Event, the Corporation may take account of any dividend it elects to pay for such a Dividend Period after the Dividend Payment Date for such Dividend Period has passed.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the aggregate voting power, as determined under the Bylaws, of Series A Preferred Stock and any other shares of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above. Until the right of the holders of Series A Preferred Stock and any Voting Preferred Stock to elect the Preferred Stock Directors shall cease, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remain in office, by a vote of the holders of record of a majority of the aggregate liquidation preference of the outstanding Series A Preferred Stock and any other shares of Voting Preferred Stock (voting together as a single class) when they have the voting rights described above. Any such vote of holders of Series A Preferred Stock and Voting Preferred Stock to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such shareholders, called as provided above for an initial election of Preferred Stock Directors after a Nonpayment Event (unless such request is received less than 60 days before the date fixed for the next annual or special meeting of the shareholders of the Corporation, in which event such election shall be held at such next annual or special meeting of shareholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter. Each Preferred Stock Director elected at any special meeting of shareholders of the Corporation or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the shareholders of the Corporation if such office shall not have previously terminated as above provided. (c) Changes for Clarification. Without the consent of the holders of the Series A Preferred Stock, so long as such action does not materially and adversely affect the special rights, preferences, privileges and voting powers, of the Series A Preferred Stock taken as a whole, the Board of Directors of the Corporation may, by resolution, amend, alter, supplement or repeal any terms of the Series A Preferred Stock: (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or (ii) to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations; provided that any such amendment, alteration, supplement or repeal of any terms of the Series A Preferred Stock effected in order to conform the terms thereof to the description of the terms of the Series A Preferred Stock set forth under “Description of Series A Preference Shares” in the Corporation’s prospectus supplement dated July 7, 2020, shall be deemed not to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole. (d) Changes After Provision for Redemption. No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 9(b), (c) or (f) if, at or prior to the time when the act with respect to which such vote would otherwise be required pursuant to such Section shall be effected, all outstanding Series A Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for such redemption, in each case pursuant to Section 7 herein. (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series A Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the Series A Preferred Stock and any Voting Preferred Stock has been cast or given on any matter on which the holders of Series A Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the aggregate voting power, as determined by the Bylaws of the Corporation, of the shares voted or covered by the consent. (f) Voting on Variations Of Rights and Senior Stock.

(i) Notwithstanding the Bylaws, the affirmative vote or consent of the holders of at least 66 2/3% of the aggregate liquidation preference of the Series A Preferred Stock and any other shares of Voting Preferred Stock then outstanding (voting together as a single class) shall be required for the authorization or issuance of any class or series of Senior Stock (or any security convertible into or exchangeable for Senior Stock) ranking senior to the Series A Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation. (ii) The affirmative vote or consent of the holders of at least 66 2/3% of the aggregate liquidation preference of the Series A Preferred Stock and any other shares of Voting Preferred Stock then outstanding (voting together as a single class) shall be required for amendments to the Certificate of Incorporation or Bylaws that would materially adversely affect the rights of holders of the Series A Preferred Stock. The authorization of, the increase in the authorized amount of, or the issuance of any shares or class or series of Parity Stock or Junior Stock shall not require the consent of any holder of the Series A Preferred Stock, and shall not be deemed to materially adversely affect the rights of the holders of the Series A Preferred Stock. (iii) If all shares of Preferred Stock are not equally affected by any such proposed amendment and if the Series A Preferred Stock would have diminished status compared to other Preferred Stock as a result, the approval of at least 66 2/3% of the Series A Preferred Stock shall be required. Section 10. Ranking. The Series A Preferred Stock shall, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution and winding-up, rank senior to Junior Stock, junior to any Senior Stock and pari passu with any Parity Stock of the Corporation, including those that the Corporation may issue from time to time in the future. Section 11. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Preferred Stock, if any, may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary. Section 12. Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, Bylaws or by applicable law. Notwithstanding the foregoing, if Series A Preferred Stock or depositary shares representing an interest in Series A Preferred Stock are issued in book-entry form through DTC, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by DTC. Section 13. No Conversion Rights. The Series A Preferred Stock are not convertible into or exchangeable for any other securities or property of the Corporation, except under the circumstances set forth under Section 8(a). Section 14. No Preemptive Rights. No Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted. Section 15. Other Rights. The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law. Section 16. Certificates. The Corporation may, at its option, issue shares of Series A Preferred Stock without certificates. As long as DTC or its nominee is the registered owner of the Series A Preferred Stock, DTC or its nominee, as the case may be, will be considered the sole owner and holder of all Series A Preferred Stock. If DTC discontinues providing its services as securities depositary with respect to the Series A Preferred Stock, or if DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, in the event that a successor securities depositary is not obtained within 90 days, the Corporation will either print and deliver certificates for the Series A Preferred Stock or provide for the direct registration of the Series A Preferred Stock with the transfer agent. If the Corporation decides to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary), certificates for the Series A Preferred Stock will be printed and delivered to DTC or the Corporation will provide for the direct registration of the Series A Preferred Stock with the transfer agent. Except in the limited circumstances referred to above, owners of beneficial interests in the Series A Preferred Stock: (a) will not be entitled to have such Series A Preferred Stock registered in their names; (b) will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the Series A Preferred Stock; and (c) will not be considered to be owners or holders of the Series A Preferred Stock for any purpose under the instruments governing the rights and obligations of holders of the Series A Preferred Stock.